                                                                    EXHIBIT 10.8

[BINDVIEW LOGO                                         OPTIONEE:  KEVIN M. WEISS


                               NONQUALIFIED STOCK
                                OPTION AGREEMENT

-----------------------------------------------------------------
NUMBER OF SHARES:       Omnibus Incentive Plan:
                        62,069 shares

                        Incentive Stock Option Plan:
                        137,931 shares
-----------------------------------------------------------------
GRANT DATE:             May 1, 2001
-----------------------------------------------------------------
EXPIRATION DATE:        Grant Date plus ten (10) years
-----------------------------------------------------------------
STRIKE PRICE:           $ 2.90
-----------------------------------------------------------------
PRIOR                   Nonqualified Stock Option Agreement
AGREEMENT:              between the parties dated October 2,
                        2000, for 400,000 shares
-----------------------------------------------------------------


-----------------------------------------------------------------
                        VESTING SCHEDULE
                      (FOUR-YEAR VESTING)
-----------------------------------------------------------------
        EVENT                   DATE            NO. OF SHARES
                                                    VESTED
-----------------------------------------------------------------
Vesting                 May 1, 2001           None
Start Date:
-----------------------------------------------------------------
First Vesting Date      August 1, 2001        one-sixteenth
                                              (1/16) of the
                                              full number of
                                              Shares
-----------------------------------------------------------------
Subsequent vesting      each three (3)        an additional
dates                   months after the      one-sixteenth
                        First Vesting Date    (1/16) of the
                                              full number of
                                              Shares, until
                                              vested as to 100%
                                              of the Shares
-----------------------------------------------------------------

         BindView Corporation ("BINDVIEW" or "US") hereby grants to the "OPTIONEE" identified above ("YOU") the option to purchase from BindView up to but not exceeding in the aggregate the number of shares of common stock, no par value per share, of BindView (the "SHARES") at the "STRIKE PRICE" per share, as set forth above. Because such option covers multiple Shares, it is referred to herein in plural form as the "OPTIONS." The grant of the Options is subject to the terms and conditions of this "AGREEMENT" and to the terms and conditions of the Omnibus Incentive Plan ( "PLAN") as amended by BindView's Board of Directors ("BOARD") from time to time, which is incorporated herein by reference, and a copy of which will be provided to you upon request. All Section references are to sections of this Agreement except as otherwise indicated. [BindView Corporation is a registered assumed name of BindView Development Corporation.]

         1. The Options are granted on the same terms and conditions as set forth in the Prior Agreement (which is incorporated herein by reference). In the case of any inconsistency between this Agreement and the Prior Agreement, the Prior Agreement shall control, except for the following:

                  a. the Options shall be for the Shares and at the Strike Price set forth above;

                  b. the Options shall be for a term commencing on the "GRANT DATE" and ending on the "EXPIRATION DATE," each as set forth above, unless the Options are terminated earlier by reason of termination of your employment, in which case the applicable provisions of the Plan will control; and

                  c. the Options shall vest and become exercisable as provided in the "VESTING SCHEDULE" above (subject to any accelerated-vesting provisions in the Prior Agreement, which shall control to the extent applicable in accordance with their terms).

         2. This Agreement does not amend or modify the Prior Agreement in respect of the option grant referred to therein.

         3. Nothing in this Agreement shall be deemed (i) to constitute an employment contract, express or implied, nor (ii) to impose any obligation on us or any of our affiliates to employ you at all or on any particular terms, nor
(iii) to amend any other agreement between you and us, nor (iv) to impose any obligation on you to work for us, nor (v) to limit our right to terminate your employment for any reason, with or without cause, nor (vi) to limit your right to resign from your employment.

Executed to be effective as of the Grant Date.

BINDVIEW CORPORATION, BY:


----------------------------------
Richard P. Gardner, President and
Chief Executive Officer


The Option has been accepted by the above-named Optionee, subject to the terms and provisions of the Plan and of this Agreement, by which the Optionee agrees to be bound


X __________________________________
    KEVIN M. WEISS

                                                       OPTIONEE:  KEVIN M. WEISS

[BINDVIEW LOGO]


                       NONQUALIFIED STOCK OPTION AGREEMENT

         BindView Corporation (the "Company")(1) hereby grants to the "Optionee" identified above, the option to purchase from the Company up to but not exceeding in the aggregate the number of shares of common stock, no par value per share, of the Company (the "Shares") at the "Strike Price" per share, each as set forth in Schedule 1 below (the "Option"). The grant of the Option is subject to the terms and conditions of this "Agreement" and to the terms and conditions of the specific stock option plan identified in Schedule 1, as amended by the Company's Board of Directors ("Board") from time to time (the "Plan"), which is incorporated herein by reference. All Section references are to sections of this Agreement except as otherwise indicated:

         1. As provided in the Plan, this Option shall be for a term commencing on the "Grant Date" and ending on the "Expiration Date," each as set forth in
Schedule 1, unless this Option is terminated earlier by reason of the Optionee's termination of employment.

         2. Subject to the acceleration provisions of Section 7, the Option shall vest and become exercisable over four (4) years as follows:

         o One-year "cliff": One-fourth (1/4) of the Shares on the first anniversary of the Grant Date; and

         o Quarterly vesting thereafter: One-sixteenth (1/16) of the Shares every third month after the first anniversary of the Grant Date, on the same day of such third month as the day of the month of the Grant Date, until the Option is fully vested.

         3. The Optionee is entitled to exercise the Option as to all or any part of the Shares as to which the Option has vested.

         4. As a condition to, and in consideration of, the Company's granting to the Optionee this Option, a security of the Company, and giving the Optionee access to certain confidential and proprietary information, as well as special training and knowledge, which the Optionee recognizes is valuable to the Company and, therefore, its protection and maintenance constitutes a legitimate interest to be protected by the provisions of this Section 4 as applied to the Optionee and all other optionholders similarly situated to the Optionee, the Optionee hereby agrees as follows:

                  a. For "a reasonable period of time" after termination of this Option and within "a reasonable territory" (both defined in paragraph
         (b), below), the Optionee will not for any reason, directly or indirectly, by any means or device, for him- or herself or on behalf of or in conjunction with any person, partnership or corporation, (i) compete with the Company in the development, marketing (including but not limited to sales), or support of systems management software products which aid in the management of distributed client/server networks, (ii) solicit any customers of the Company to purchase the products or services which, as of the date of such termination, would compete directly or indirectly, with those which were offered by the Company or were reasonably foreseeable to be

------------------------

(1) "BindView Corporation" is a registered assumed name of BindView Development Corporation.

                                                       OPTIONEE:  KEVIN M. WEISS

         offered by the Company during such period of time or (iii) work on or develop, directly or indirectly, for any competitor of the Company any programs or software similar to those upon which the Optionee worked or assisted during the Optionee's employment with the Company. The aforementioned period of time specified in this paragraph will not run during any period when the Optionee is committing any act prohibited by this Agreement.

                  b. As used in this Agreement, "a reasonable period of time" means one year, unless otherwise reduced or extended pursuant to the terms hereof. If the Optionee violates the covenants set forth in paragraph (a), above, and the Company brings a legal action for injunctive or other relief, the Company shall not be deprived of the benefit of the full reasonable period of time. Accordingly, the covenants set forth in the preceding paragraph shall be deemed to have a duration of "a reasonable period of time," with such period commencing upon the later of (i) the termination of the Optionee's employment with the Company and (ii) the date of entry by a court of competent jurisdiction of a final judgment enforcing the covenants contained in paragraph (a), above. As used in this Agreement, "a reasonable territory", in view of the international nature of the markets in which the Company competes, means the United States of America, Europe, the Middle East, Africa, and any other foreign market in which the Company's products are sold during the term of this Option.

                  c. To permit the Company to protect its rights under the covenants in this Section 4, the Optionee agrees that while the Optionee is employed by the Company or any of its Affiliates, before the Optionee agrees to be employed by any other corporation or entity, the Optionee will advise his supervisor at the Company (or its applicable Affiliate) of all relevant facts and will cooperate fully in reasonable exit-interview procedures.

                  d. The covenants set forth in this Section 4 will accrue to the benefit of the Company, regardless of the reason for the termination of this Option.

                  e. The Optionee acknowledges that the obligations of this Agreement are directly related to the grant of this Option by the Company and are necessary to protect the Company's legitimate business interests. The Optionee acknowledges that the Company's need for the covenants set forth in this Agreement is based on the following: (i) the substantial time, money and effort expended and to be expended by the Company in developing technical designs, computer program source codes, marketing plans and similar confidential information; (ii) the fact that the Optionee will be personally entrusted with the Company's confidential and proprietary information, including but not limited to being granted access to new confidential and proprietary information on an on-going basis by virtue of the Optionee's access to the Company's computer network; (iii) the fact that, after having access to the Company's technology and other confidential information, the Optionee could become a competitor of the Company; and (iv) the highly competitive nature of the Company's industry, including the premium that competitors of the Company place on acquiring proprietary and competitive information.

                  f. Notwithstanding the foregoing, the Optionee may acquire an ownership interest, directly or indirectly, of not more than 5% of the outstanding securities of any corporation which is engaged in a business competitive with the Company and which is listed on any recognized securities exchange or traded in the over the counter market in the United States; provided, that such investment is of a totally passive nature and does not involve the Optionee devoting time to the management or operations of such corporation.

                                                       OPTIONEE:  KEVIN M. WEISS

         5. This Option is a nonqualified stock option that is not intended to be governed by Section 422 of the Internal Revenue Code of 1986, as amended.

         6. The Optionee in accepting this Option accepts and agrees to be bound by all the terms and conditions of this Agreement and of the Plan which pertain to non-qualified stock options granted under the Plan.

         7. (a) If, subsequent to any Change of Control occurring after the Grant Date, the Optionee resigns for Good Reason or the Optionee's employment is terminated by the Company other than for Cause (all as defined below), then any Option granted hereby that has not yet vested as to any portion of the Shares (i.e., the vesting date(s) has not yet been reached as to that portion of the Shares) shall be accelerated and shall automatically vest and become fully exercisable as to any remaining unvested portion of the Shares in accordance with this Section 7. Resignation for any reason prior to a Change of Control shall not result in such accelerated vesting.

         (b) If:

                  (1) Richard P. Gardner ceases to be the Chief Executive Officer ("CEO") of the Company, and

                  (2) the Optionee is not appointed (i) as the Company's CEO to replace Mr. Gardner, or (ii) as the Company's Chief Operating Officer,

         then

                  (3) any Option granted hereby that has not yet vested as to any portion of the Shares (i.e., the vesting date(s) has not yet been reached as to that portion of the Shares) shall be accelerated so as to vest and become fully exercisable as to any unvested portion of the Shares that would otherwise have been vested on the date one (1) year after the date on which Mr. Gardner ceased to be the Company's CEO, in accordance with this Section 7.

         (c) "Cause" means either (i) the willful commission by the Optionee of an act constituting a dishonest or other act of material misconduct, or conviction of a fraudulent act or a felony under the laws of any state or of the United States to which the Company or Optionee is subject, and such act results (or is intended to result directly or indirectly) in the Optionee's substantial gain or personal enrichment to the material and demonstrable detriment of the Company; or (ii) the commission of repeated material breaches of this Agreement by the Optionee where the Company notifies the Optionee in writing of each such material breach, and prior to termination, the Company gives the Optionee thirty
(30) days advance written notice of its intention to terminate the Employment for Cause at the end of such thirty-day period.

                  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Optionee in good faith and in the best interests of the Company and thus shall not be deemed grounds for termination for Cause.

         (d) "Change of Control" has the meaning set forth in the Plan.

                                                       OPTIONEE:  KEVIN M. WEISS

         (e) "Good Reason" shall mean any of the following events if occurring without the Optionee's prior written consent:

                  (1) the assignment by the Company to the Optionee of duties that are materially inconsistent with the Optionee's office with Company at the time of such assignment, or the removal by the Company from the Optionee of a material portion of those duties usually appertaining to the Optionee's office with the Company at the time of such removal (a change of title, in and of itself, shall not be deemed to constitute such an assignment or such a removal);

                  (2) a material change by the Company in the Optionee's responsibilities to the Company, as such responsibilities are ordinarily and customarily required from time to time of a person in the same position, in a corporation engaged in the Company's business, as the Optionee's position with the Company (a change of title, in and of itself, shall not be deemed to constitute such an assignment or such a removal);

                  (3) any removal of the Optionee by the Company from, or any failure by the Company to reelect or to reappoint the Optionee to, the office to which the Optionee was appointed in conjunction with the commencement of his employment or any office held by the Optionee immediately prior to the time in question;

                  (4) the Company's direction that the Optionee discontinue service (or not seek reelection or reappointment) as a director, officer or member of any corporation or association of which the Optionee is a director, officer, or member at the Grant Date;

                  (5) a reduction by the Company in the amount of the Optionee's base salary as determined by his employment agreement with the Company, if any (or as subsequently increased), or the failure of the Company to pay such base salary to the Optionee at the time and in the manner specified by such employment agreement;

                  (6) other than with respect to the annual performance bonus specified in the Optionee's employment agreement with the Company, if any, or as made with the Optionee's prior written consent, the discontinuance (without comparable replacement) or material reduction by the Company of the Optionee's participation in any bonus or other employee benefit arrangement (including, without limitation, any profit-sharing, thrift, life insurance, medical, dental, hospitalization, stock option or retirement plan or arrangement) in which the Optionee is a participant under the terms of his employment agreement with the Company, if any, as in effect on the Grant Date or as may be improved from time to time hereafter;

                  (7) the moving by the Company of the Optionee's principal office space, related facilities, or support personnel, from the Company's principal operating offices, or the Company's requiring the Optionee to perform a majority of his duties outside the Company's principal operating offices for a period of more than 30 consecutive days;

                  (8) the relocation, without the Optionee's prior written consent, of the Company's principal operating offices to a location outside the county in which such offices are located at the time of the signing of this Agreement;

                  (9) in the event the Company requires the Optionee to reside at a location more than 25 miles from the Company's principal operating offices, except for occasional travel in connection with the Company's business to an extent and in a manner which is substantially consistent with the Optionee's current business travel obligations;

                                                       OPTIONEE:  KEVIN M. WEISS

                  (10) in the event the Optionee consents to a relocation of the Company's principal operating offices, the failure of the Company to (A) pay or reimburse the Optionee on an after-tax basis for all reasonable moving expenses incurred by the Optionee in connection with such relocation or (B) indemnify the Optionee on an after-tax basis against any loss realized by the Optionee on the sale of his principal residence in connection with such relocation;

                  (11) the failure of the Company to provide the Optionee with the benefits specified under the Optionee's employment agreement with the Company, if any;


                  (12) the failure of the Company to continue to provide the Optionee with office space, related facilities and support personnel (including, without limitation, administrative and secretarial assistance) that are commensurate with the Optionee's responsibilities to and position with the Company;

                  (13) the failure by the Company to promptly reimburse the Optionee for the reasonable business expenses incurred by the Optionee in the performance of his duties for the Company, as set forth in the Optionee's employment agreement with the Company, if any;

                  (14) the failure by the Company to comply with its obligations under Section 8 of this Agreement (concerning assumption of this Agreement by any successor or assign of the Company);

                  (15) a change in the Company's management structure such that the Optionee no longer reports to the Company's Chief Executive Officer.


         (f) (1) Notwithstanding the foregoing, acceleration shall not occur if all of the following occur: (i) a contemplated Change of Control would occur prior to the date two (2) years following the Grant Date; (ii) such potential acceleration of vesting (and exercisability) would by itself result in such contemplated Change of Control, that would otherwise be eligible to be accounted for as a "pooling of interests" accounting transaction, becoming ineligible for such accounting treatment; and (iii) the potential acquirer of the Company in such contemplated Change of Control desires to account for such contemplated Change of Control as a "pooling of interests" transaction. The restriction on acceleration in this Section 7(f)(1) is referred to as the "Acceleration Restriction. Notwithstanding any provision in this section, the Option will survive any change in control.

                  (2) The Acceleration Restriction shall be deemed inoperative with respect to a contemplated Change of Control if by itself it would result in such Change of Control being ineligible to be accounted for as a "pooling of interests" accounting transaction.

                  (3) The applicability of the Acceleration Restriction with respect to a particular Change of Control shall not limit any potential acceleration of vesting (and exercisability) with respect to any subsequent Change of Control. Likewise, the application of the Acceleration Restriction to any such subsequent Change of Control shall be determined without regard to the applicability of such restrictions to any prior Change of Control.

                                                       OPTIONEE:  KEVIN M. WEISS

                  (4) Any and all accounting issues arising under this Section 7(d) shall be determined by the Company's independent public accountants applying generally accepted accounting principles.

         8. This Agreement shall inure to the benefit of and be binding upon (i) the Company and its successors and assigns, and (ii) the Optionee and his heirs and legal representatives. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

         9. All notices and statements with respect to this Agreement, including without limitation any exercise of the Option, must be in writing and shall be delivered by one of the methods set forth in the table below. Notices to the Company shall be addressed to the attention of the Company's vice president for human resources, in either case at the Company's then-current principal operating office. Notices to the Optionee may be addressed to the Optionee's then-current home address as indicated in the Company's records.


           DELIVERY METHOD                WHEN NOTICE IS EFFECTIVE

           Personal delivery              When the party to whom notice
                                          is given provides the party giving
                                          notice with a signed written
                                          acknowledgement of receipt

           Certified mail, return         Upon the date of receipt or of
           receipt requested              refusal as indicated by the
                                          U.S. Postal Service "green card"

           FAX Upon receipt as confirmed by a machine-printed report of successful transmission (if on a business day, otherwise the following business day)

                                                       OPTIONEE:  KEVIN M. WEISS

--------------------------------------------------------------------------------
                                   SCHEDULE 1
--------------------------------------------------------------------------------
Plan (check one)     ____     BindView Development Corporation 2000
                              Employee Incentive Plan

                     _XX_     BindView Development Corporation Omnibus
                              Incentive Plan

                     If neither plan is checked, the plan is the
                     BindView Development Corporation 2000 Employee
                     Incentive Plan
--------------------------------------------------------------------------------
Grant Date           October 2, 2000
--------------------------------------------------------------------------------
Strike Price         Fair Market Value (as defined in the Plan)
--------------------------------------------------------------------------------
Number of Shares     400,000
--------------------------------------------------------------------------------
Expiration Date      Grant Date plus ten (10) years
--------------------------------------------------------------------------------

Executed to be effective as of the Grant Date.

BINDVIEW CORPORATION, BY:                       The Option has been accepted by
                                                the above-named Optionee,
                                                subject to the terms and
                                                provisions of the Plan
                                                (as amended) and of this
                                                Agreement.



--------------------------------------------    --------------------------------
Richard P. Gardner, on behalf of the Company    KEVIN M. WEISS
and the Board